Exhibit 10.3

Veeco Instruments Inc.

2010 Special Profit Sharing Plan

February 15, 2010

This Plan is being established to provide additional incentive for designated management employees for whom it was determined by the Compensation Committee that the bonus awards payable under the Company’s 2010 Management Bonus Plan would not properly reflect the business results or the contributions of such designated employees for 2010.  The Plan will be funded by EBITA in excess of targets established by the Compensation Committee at the beginning of 2010, as indicated below:

For Designated Business Unit participants:  1.25% of the EBITA between minimum and target performance goals and 0.7% of the EBITA in excess of the target performance goal.

For Designated Group participants:  0.125% of the EBITA between minimum and target performance goals and 0.07% of the EBITA in excess of the target performance goal.

For Designated Corporate participants:  1.1% of the EBITA between minimum and target performance goals and 0.61% of the EBITA in excess of the target performance goal.

A pool, funded by EBITA as described above, will be divided by the sum of the annual bonus targets for participants to determine the individual award that each participant will receive.

Awards under the Plan, if earned, will be paid at the same time as awards under the 2010 Management Bonus Plan are paid, generally during the first quarter of the year following the year in which the bonus was earned.  One half of the bonus awarded under the Plan, if earned, would be subject to a repayment requirement in the event the recipient terminates their employment prior to December 31, 2011.